Exhibit 5.2
300 E. Second Street
Suite 1510
Reno, Nevada 89501
(775) 788-2200
Law Offices
Denver     (303) 291-3200
Las Vegas    (702) 692-8000
Nogales    (520) 28-3480
Phoenix    (602) 916-5000
Reno    (775) 788-2200
Tucson    (520) 879-6800

March 6, 2017

Cintas Corporation No. 2
Cintas Corporation No. 3
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, OH 45262-5737

Re:	Notes Offering

Ladies and Gentlemen:
We have acted special Nevada counsel for Cintas Corporation No. 2, a Nevada corporation (the “Company”), and Cintas Corporation No. 3, a Nevada corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by the Company, Cintas Corporation, a Washington corporation (“Cintas Corporation”), and Cintas Corporate Services, Inc., an Ohio corporation (“Cintas Services”), with the Securities and Exchange Commission (the “Commission”) on March 6, 2017 under the Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).  The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company from time to time of  senior debt securities (the “Debt Securities”) to be issued pursuant to an Indenture (the “Indenture”) between the Company, Cintas Corporation, certain subsidiary guarantors, including the Guarantor and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, as trustee (the “Trustee”). Cintas Corporation and certain subsidiary guarantors, including the Guarantor will guarantee the obligations under the Debt Securities pursuant to guarantees (the “Guarantees”).

In connection with this Opinion Letter, we have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that the Company and the Guarantor are corporations existing and in good standing under Nevada law.

Nothing herein shall be deemed an opinion as the laws of any jurisdiction other than the State of Nevada.

________________________
March 6, 2017

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Fennemore Craig, P.C. under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL